As filed with the Securities and Exchange Commission on October __, 2003.

                                                 Registration No 333-106879

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-3/A
                                 Amendment No. 2

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                               CEL-SCI Corporation
                  --------------------- ---------------------
               (Exact name of registrant as specified in charter)

                                    Colorado
                            ------------ ----------
                 (State or other jurisdiction of incorporation)

                                                     8229 Boone Blvd. #802
                                                     Vienna, Virginia  22182
          84-09l6344                                 (703) 506-9460
    (IRS Employer I.D.                      (Address, including zip code, and
telephone number  Number)         including area of principal executive offices)

                                  Geert Kersten
                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

          Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                  As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                           Proposed   Proposed
  Class of                               Maximum    Maximum
Securities               Securities     Offering   Aggregate    Amount of
  to be                    to be        Price Per  Offering   Registration
Registered               Registered     Share (1)
----------               ----------     ---------  ---------  ------------

Common stock (2)         2,247,831        $0.81    $1,820,743        $168

--------------------------------------------------------------------------

(1) Offering price computed in accordance with Rule 457(c). (2) Shares of common stock to be sold by the selling shareholder.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Series I Warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                               CEL-SCI CORPORATION
                        2,247,831 shares of Common Stock

      By means of this prospectus two shareholders of CEL-SCI Corporation are offering to sell up to 1,147,831 shares of CEL-SCI's common stock plus 1,100,000 additional shares of common stock issuable upon the exercise of CEL-SCI's Series I warrants.

    The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Prospective investors should consider certain important factors described under "Risk Factors" beginning on page __ of this prospectus.

    These Securities Have Not Been Approved or Disapproved by the Securities and Exchange Commission Nor Has the Commission Passed Upon the Accuracy or Adequacy of this Prospectus. Any Representation to the Contrary is a Criminal Offense.

    CEL-SCI's common stock is traded on the American Stock Exchange. On October __, 2003 the closing price of CEL-SCI's common stock on the American Stock Exchange was $___.











                  The date of this prospectus is October __, 2003

                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

CEL-SCI

      CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of certain drugs and vaccines. CEL-SCI manufactures MULTIKINE(R), its first, and main product, using CEL-SCI's proprietary cell culture technologies. CEL-SCI is testing MULTIKINE to determine if it is effective in creating an anti-cancer immune response in head and neck cancer patients, and in HIV-infected women with Human Papilloma Virus induced cervical dysplasia, the precursor stage before the development of cervical cancer.

      LEAPS, another technology of CEL-SCI, is being tested by CEL-SCI to determine if it is effective in developing potential treatments and/or vaccines against various diseases. Present target diseases are herpes simplex and malaria.

      Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      CEL-SCI has funded the costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative expenses with the public and private sales of shares of CEL-SCI's common stock and borrowings from third parties, including affiliates of CEL-SCI.

    All of CEL-SCI's products are in the development stage. As of October 31, 2003 CEL-SCI was not receiving any revenues from the sale of MULTIKINE or any other products which CEL-SCI was developing.

      CEL-SCI does not expect to develop commercial products for several years, if at all. CEL-SCI has had operating losses since its inception, had an accumulated deficit of approximately $(84,660,000) at June 30, 2003 and expects to incur substantial losses for the foreseeable future.

      CEL-SCI's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

THE OFFERING

Securities Offered:

      By means of this prospectus two shareholders of CEL-SCI are offering to sell 1,147,831 shares of common stock plus 1,100,000 additional shares issuable upon the exercise of CEL-SCI's Series I warrants. CEL-SCI refers to the owner of these shares as the selling shareholders in this prospectus.

Common Stock Outstanding:   As of September 15, 2003 CEL-SCI had 60,753,294
                            shares of common stock issued and outstanding.
                            The number of outstanding shares does not give
                            effect to shares which may be issued upon the
                            exercise and/or conversion of options, warrants or
                            other convertible securities held by the selling
                            shareholders or other persons.  If all outstanding
                            warrants and convertible securities, including the
                            warrants held by the selling shareholders, were
                            exercised and  converted,  CEL-SCI would  have
                            77,109,569  outstanding  shares  of common
                            stock.   See "Comparative Share Data".

Risk Factors:               The purchase of the securities offered by this
                            prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this prospectus for additional Risk Factors.

AMEX Symbol:                CVM

Summary Financial Data

Results of Operations:
                                  Nine Months Ended    Years Ended September 30,
                                    June 30, 2003        2002           2001
                                    -------------        ----           ----

Grant Revenue and Other:              $  197,520     $  384,939   $    293,871
                                      ----------     ----------   ------------
Expenses:
 Research and Development              1,408,225      4,699,909      7,762,213
 Depreciation and Amortization           143,351        226,514        209,121
 General and Administrative            1,726,265      1,754,332      3,432,437
Interest Income                          (40,707)       (85,322)      (376,221)
Interest Expense                       1,437,996      2,131,750             --
                                       ---------  -------------   ------------
Net Loss                             $(4,477,610)   $(8,342,244)  $(10,733,679)
Accrued Dividends on Preferred Stock      (5,844)      (202,987)       (53,153)
Accretion of Beneficial Conversion
 Feature on Preferred stock              (74,577)    (1,444,757)      (317,419)
                                     ------------ --------------- ------------
Net Loss Attributable to Common
 Stockholders                       $ (4,558,031)  $ (9,989,988)  $(11,104,251)
                                    ============  ==============  =============
Loss per common share (basic
 and diluted)                       $      (0.10)  $      (0.35)  $      (0.51)
                                    ============  =============   =============
Weighted average common shares
 outstanding                          47,914,264     28,746,341     21,824,273

Balance Sheet Data:
                         June 30, 2003   September 30, 2002  September 30, 2001

Working Capital           $   614,490        $   690,804        $2,807,229
Total Assets                3,008,673          3,771,258         4,508,920
Convertible Debt              105,702 *          639,288                --
Note Payable - Covance        199,928 *               --                --
Note Payable - Cambrex        637,566 *        1,135,017 *              --
Total Liabilities           1,783,610          2,709,087           507,727
Stockholders' Equity        1,225,063          1,062,171         4,001,193

*     Included in Total Liabilities.

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on CEL-SCI's beliefs as well as assumptions made by and information currently available to CEL-SCI. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the shares offered by this prospectus.

RISKS RELATED TO CEL-SCI

Since CEL-SCI Has Earned Only Limited Revenues and Has a History of Losses, CEL-SCI Will Require Additional Capital to Remain in Operation.

      CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 2003 CEL-SCI incurred net losses of approximately $(84,660,000). During the years ended September 30, 2000, 2001 and 2002 CEL-SCI suffered losses of $(8,478,397), $(10,733,679) and $(8,342,244)
respectively. CEL-SCI has relied principally upon the proceeds of public and private sales of securities and convertible notes to finance its activities to date. All of CEL-SCI's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future.

      There can be no assurance CEL-SCI will be profitable. At the present time, CEL-SCI intends to use available funds to finance CEL-SCI's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by CEL-SCI. CEL-SCI does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

If Cost Estimates for Clinical Trials and Research Are Inaccurate, CEL-SCI Will Require Additional Capital.

      CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If CEL-SCI's cost estimates are incorrect, CEL-SCI will need additional funding for its research efforts.

If Cel-Sci cannot obtain additional capital, Cel-Sci may have to delay or postpone development and research expenditures which may influence Cel-Sci's ability to produce a timely and competitive product.

      Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs and may require several years to complete. CEL-SCI expects that it will need additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. Although CEL-SCI's equity line of credit agreement is expected to be a source of funding, the amounts which CEL-SCI is able to draw from the equity line during each drawdown period may not satisfy CEL-SCI's capital needs.

Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of CEL-SCI or potential licensees to successfully market any products they may develop.

      Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by CEL-SCI, VTI or its licensees, and there can be no assurance that such approvals will be granted. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted.

CEL-SCI has, at the present time, only one source of multikine and if this source could not, for any reason, supply CEL-SCI with Multikine, CEL-SCI estimates that it would take approximately six to ten months to obtain supplies of Multikine under an alternative manufacturing arrangement, in which case CEL-SCI may have to delay its research and development activities.

      CEL-SCI has an agreement with an unrelated corporation for the production, until 2006, of Multikine. CEL-SCI does not know what cost it would incur to obtain an alternative source of supply.

CEL-SCI may not be able to achieve or maintain a competitive position and other technological developments may result in CEL-SCI's proprietary technologies becoming uneconomical or obsolete.

      The biomedical field in which CEL-SCI is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

      Many pharmaceutical and biotechnology companies are developing products for the prevention or treatment of cancer and infectious diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases and are expected to become more active in the future.

CEL-SCI's Patents Might Not Protect CEL-SCI's Technology from competitors, in which case CEL-SCI may not have any advantage over competitors in selling any products which it may develop.

      Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. The scope and validity of such patents, if any, the extent to which CEL-SCI may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. CEL-SCI's first MULTIKINE patent expired in 2000. Since CEL-SCI does not know if it will ever be able to sell MULTIKINE on a commercial basis, CEL-SCI cannot predict what effect the expiration of this patent will have on CEL-SCI.

Notwithstanding the above, CEL-SCI believes that trade secrets and later issued patents will protect the technology associated with MULTIKINE.


Although CEL-SCI has product liability insurance for MULTIKINE, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage.

CEL-SCI is dependent for its success on the continued availability of its executive officers and the loss of management and scientific personnel could adversely affect CEL-SCI.

      The loss of the services of any of CEL-SCI's executive officers could have an adverse effect on CEL-SCI's business. CEL-SCI does not carry key man life insurance on any of its officers. CEL-SCI's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that CEL-SCI will be able to hire and retain such necessary personnel.

RISKS RELATED TO THIS OFFERING

Since the Market Price for CEL-SCI's Common Stock is Volatile, Investors in This Offering May Not Be Able to Sell Any of CEL-SCI's Shares at a Profit.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's common stock.

      Shares issuable upon the exercise of options and warrants, or the conversion of promissory notes may substantially increase the number of shares available for sale in the public market and may depress the price of CEL-SCI's common stock.

Options

      CEL-SCI has issued options to its officers, directors, employees and consultants which allow the holders to acquire additional shares of CEL-SCI's common stock. In some cases CEL-SCI has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the exercise of the options will be available for public sale. Such filings could result in substantial expense to CEL-SCI and could hinder future financings by CEL-SCI.

      Until the options expire, the holders will have an opportunity to profit from any increase in the market price of CEL-SCI's common stock without assuming the risks of ownership. Holders of the options may exercise them at a time when CEL-SCI could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options will dilute the voting interest of the owners of presently outstanding shares of CEL-SCI's common stock and may adversely affect the ability of CEL-SCI to obtain additional capital in the future. The sale of the shares of common stock issuable upon the exercise of the options could adversely affect the market price of CEL-SCI's stock.

Series E, F and G Warrants

      In August 2001 three private investors exchanged their warrants for CEL-SCI's Series E warrants. The Series E warrants allow the holders to purchase up to 815,351 shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004 and 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

       In December 2001 and January 2002, CEL-SCI sold Series F convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. As of December 31, 2002 all of the Series F notes had been converted into 6,592,461 shares of CEL-SCI's common stock. The Series F warrants collectively allow the holders to purchase up to 420,000 shares of CEL-SCI's common stock at a price of $0.153 per share at any time prior to December 31, 2008.

       In July and September 2002 CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. As of June 20, 2003 all of the Series G notes had been converted into 8,390,746 shares of CEL-SCI's common stock. The Series G warrants collectively allow the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009.

       The exercise price of the Series F and G warrants, and the number of shares issuable upon the exercise of the Series F and G warrants, are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

      The sale of common stock issued or issuable upon the exercise of the Series E, F or G warrants, or the perception that such sales could occur, could adversely affect the market price of CEL-SCI's common stock.

Series H Convertible Notes and Series H Warrants

       In January and July 2003 CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. At the holder's option the notes are convertible into shares of CEL-SCI's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. If the closing price of CEL-SCI's common stock is less than $0.50 on any conversion date, the Conversion Price will be 76% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. If the closing price of CEL-SCI's common stock is $0.50 or greater on any conversion date, the Conversion Price will be 70% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. As of September 15, 2003 Series H notes in the principal amount of $1,050,000 had been converted into 2,637,415 shares of CEL-SCI's common stock.

       The Series H warrants allow the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010.

       The Conversion Price, the warrant exercise price, and the number of shares issuable upon the exercise of the Series H warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

       The sale of common stock upon the conversion of the Series H notes or the exercise of the Series H warrants, or the perception that such sales could occur, could adversely affect the market price of CEL-SCI's common stock.

Cambrex Bio Sciences Note

      In November 2001 CEL-SCI gave a promissory note in the principal amount of $1,172,517 to Cambrex Bio Sciences, Inc. The note represented the cost of CEL-SCI's use of the Cambrex manufacturing facility for the three months ended January 10, 2002 to produce MULTIKINE for CEL-SCI's clinical trials. The amount due Cambrex bears interest at the prime interest rate, plus 3%, which is adjusted monthly. The note is due in full, including accrued interest, on January 2, 2004. As of September 15, 2003 CEL-SCI had made $485,525 in principal payments on the note. Cambrex, at its option, may convert all or part of the amount due Cambrex into shares of CEL-SCI's common stock. The number of shares to be issued to Cambrex upon any conversion of the note will be determined by dividing that portion of the note to be converted by the Conversion Price. The "Conversion Price" is an amount equal to 90% of the average of the closing prices of CEL-SCI's common stock for the three trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.22. As of September 15, 2003 Cambrex had not converted any part of the note into shares of CEL-SCI's common stock.

Equity Line of Credit

      An unknown number of shares of common stock, which may be sold by means of a separate registration statement filed with the Securities and Exchange Commission, are issuable under a equity line of credit arrangement to Rubicon Group Ltd. As CEL-SCI sells shares of its common stock to Rubicon Group under the equity line of credit, and Rubicon Group sells the common stock to third parties, the price of CEL-SCI's common stock may decrease due to the additional shares in the market. If CEL-SCI decides to draw down on the equity line of credit as the price of its common stock decreases, CEL-SCI will be required to issue more shares of its common stock for any given dollar amount invested by Rubicon Group, subject to the minimum selling price specified by CEL-SCI. The more shares that are issued under the equity line of credit, the more CEL-SCI's then outstanding shares will be diluted and the more CEL-SCI's stock price may decrease. Any decline in the price of CEL-SCI's common stock may encourage short sales, which could place further downward pressure on the price of CEL-SCI's common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See "Comparative Share Data" for more information concerning the equity line.

Series I Warrants

       In May 2003 CEL-SCI sold shares of its common stock plus Series I warrants to a private investor. The Series I warrants allow the holder to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2006. The shares issuable upon the exercise of the Series I warrants, as well as 1,100,000 shares of CEL-SCI's common stock, which are owned by the holder of the Series I warrants, are being offered for sale by means of this prospectus. See "Selling Shareholders".

                             COMPARATIVE SHARE DATA

                                                       Number of        Note
                                                        Shares        Reference

   Shares outstanding as of September 15, 2003         60,753,594

   Shares to be sold in this Offering:                  2,247,831         A

      The number of shares outstanding as of September 15, 2003 excludes shares which may be issued upon the exercise of options or warrants or the conversion of notes described below.

Other Shares Which May Be Issued:

      The following table lists additional shares of CEL-SCI's common stock which may be issued pursuant to the equity line of credit agreement and as the result of the exercise of other outstanding options or warrants issued by CEL-SCI:

                                                       Number of        Note
                                                        Shares        Reference


   Shares issuable upon conversion of                     556,000         B
   Series H notes

   Shares issuable upon exercise of                       550,000         B
   Series H warrants

   Shares issuable upon exercise of Series E, F and G   1,709,109         C
   warrants


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


   Shares issuable upon exercise of equity line warrants  200,800         D

   Shares issuable upon conversion of Cambrex note        946,000         E

   Shares issuable pursuant to equity line of credit      Unknown         F

   Shares issuable upon exercise of equity line warrants  395,726         F

   Shares issuable upon exercise of options and        10,698,640         G
   warrants granted to CEL-SCI's officers,
   directors, employees, consultants, and third parties

   Shares issuable upon exercise of options               200,000         H
   granted to investor relations consultants

A. Selling shareholders:

         Shares owned by Eastern Biotech                1,100,000

         Shares issuable upon exercise of warrants held
         by Eastern Biotech                             1,100,000

         Shares owned by Mooring Capital Fund LLC          47,831

      See the "Selling Shareholder" section of this prospectus for additional information concerning the selling shareholders.

B. In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. At the holder's option the notes are convertible into shares of CEL-SCI's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. If the closing price of CEL-SCI's common stock is less than $0.50 on any conversion date, the Conversion Price will be 76% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. If the closing price of CEL-SCI's common stock is $0.50 or greater on any conversion date, the Conversion Price will be 70% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.16. However, if CEL-SCI's common stock trades for less than $0.21 per share for a period of 20 consecutive trading days, the $0.16 minimum price will no longer be applicable.

      The Series H warrants allow the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010.

      The Conversion Price, the warrant exercise price, and the number of shares issuable upon the exercise of the warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

       As of September 15, 2003 Series H notes in the principal amount of $1,050,000 had been converted into 2,637,415 shares of CEL-SCI's common stock. The actual number of additional shares issuable upon the conversion of the Series H notes will vary depending upon a number of factors, including the price of CEL-SCI's common stock at certain dates. Accordingly, the number of shares which may be issued upon the conversion of the Series H notes cannot be determined at this time. However, based upon the market price of CEL-SCI's common stock on September 15, 2003, CEL-SCI would be required to issue approximately 556,000 shares of common stock if all outstanding notes were converted on September 15, 2003.

C. In August 2001 three private investors exchanged their warrants for CEL-SCI's Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004 and 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

       In December 2001 and January 2002, CEL-SCI sold Series F convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. As of December 31, 2002 all of the Series F notes had been converted into 6,592,461 shares of CEL-SCI's common stock. The Series F warrants presently allow the holders to purchase up to 420,000 shares of CEL-SCI's common stock at a price of $0.153 per share at any time prior to December 31, 2008.

       In July and September 2002, CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. As of June 20, 2003 all of the Series G notes had been converted into 8,390,746 shares of CEL-SCI's common stock. The Series G warrants allow the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009.

      The warrant exercise price, and the number of shares issuable upon the exercise of the Series F and Series G warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

D. In 2001, CEL-SCI entered into an equity line of credit agreement with Paul Revere Capital Partners. During the term the equity line of credit, which expired in June 2003, CEL-SCI received net proceeds of $2,074,692 from the sale of 5,430,960 shares of common stock pursuant to the terms of the equity line. As consideration for extending the equity line of credit, CEL-SCI granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at a price of $1.64 per share at any time prior to April 11, 2004.

E. In November 2001 CEL-SCI gave a promissory note in the principal amount of $1,172,517 to Cambrex Bio Sciences, Inc. The note represented the cost of CEL-SCI's use of the Cambrex manufacturing facility for the three months ended January 10, 2002 to produce MULTIKINE for CEL-SCI's clinical trials. The amount due Cambrex bears interest at the prime interest rate, plus 3%, which is adjusted monthly. The note is due in full, including accrued interest, on January 2, 2004. As of September 15, 2003 CEL-SCI had made $485,525 in principal payments on the note. Cambrex, at its option, may convert all or part of the amount due Cambrex into shares of CEL-SCI's common stock. The number of shares to be issued to Cambrex upon any conversion of the note will be determined by dividing that portion of the note to be converted by the Conversion Price. The "Conversion Price" is an amount equal to 90% of the average of the closing prices of CEL-SCI's common stock for the three trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.22. As of September 15, 2003 Cambrex had not converted any part of the note into shares of CEL-SCI's common stock. The actual number of additional shares issuable upon the conversion of the Cambrex note will vary depending upon a number of factors, including the price of CEL-SCI's common stock at certain dates. Accordingly, the number of shares which may be issued upon the conversion of the Cambrex note cannot be determined at this time. However, based upon the market price of CEL-SCI's common stock on September 15, 2003, CEL-SCI would be required to issue approximately 946,000 shares of common stock if all outstanding notes were converted on September 15, 2003.

F. An unknown number of shares of common stock are issuable under the equity line of credit agreement between CEL-SCI and Rubicon Group, Ltd. As consideration for extending the equity line of credit, CEL-SCI granted Rubicon Group warrants to purchase 395,726 shares of common stock at a price of $0.83 per share at any time prior to September 16, 2008.

      Under the equity line of credit agreement, Rubicon Group has agreed to provide CEL-SCI with up to $10,000,000 of funding over a two year period. During this period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Rubicon Group and Rubicon Group will be obligated to purchase the shares. CEL-SCI may request a drawdown once every 22 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Rubicon Group and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      CEL-SCI may request a drawdown by faxing a drawdown notice to Rubicon Group, stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which CEL-SCI is willing to sell the shares. The lowest volume weighted average price will be set by CEL-SCI's Chief Executive Officer in his sole and absolute discretion.

      If CEL-SCI sets a minimum price which is too high and CEL-SCI's stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount CEL-SCI can draw and the number of shares CEL-SCI will sell to Rubicon Group will be reduced. On the other hand, if CEL-SCI sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, CEL-SCI will have to issue a greater number of shares to Rubicon Group based on the reduced market price.

      As of September 19, 2003 CEL-SCI had not requested any drawdowns under the equity line of credit.

G. The options are exercisable at prices ranging from $0.16 to $11.00 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

H. CEL-SCI has granted options for the purchase of 200,000 shares of common stock to certain investor relations consultants in consideration for services provided to CEL-SCI. The options are exercisable at prices ranging between $1.63 and $2.50 per share and expire between February 2004 and June 2006.

      The shares referred to in Notes B, C, D, F and G are being, or will be, offered for sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

                              SELLING SHAREHOLDERS

      By means of this prospectus two shareholders of CEL-SCI are offering to sell 1,147,831 shares of common stock plus 1,100,000 additional shares issuable upon the exercise of CEL-SCI's Series I warrants. CEL-SCI refers to the owners of these shares and the Series I warrants as the selling shareholders in this prospectus. CEL-SCI will not receive any proceeds from the sale of the shares by the selling shareholders.

      The name of, and the shares to be sold by, the selling shareholders are:

                                        Shares Which       Shares to   Owner-
                                       May be Acquired      be Sold    ship
                             Shares     Upon Exercise of    in this     After
      Name                   Owned    Series I Warrants (1) Offering   Offering
----------------             ------   --------------------- ---------  --------

Eastern Biotech           1,100,000      1,100,000        2,200,000       --
Mooring Capital Fund LLC     47,831             --           47,831       --

(1) The Series I warrants allow the holders to initially purchase up to 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008.

      For purposes of the foregoing table, it is assumed that all shares owned, or which may be acquired, by the selling shareholders are sold to the public by means of this prospectus.

Eastern Biotech

      In May 2003, CEL-SCI entered into an agreement with Eastern Biotech which provided Eastern Biotech with the following (i) the exclusive right to distribute MULTIKINE and CEL-1000 in Greece, Serbia and Croatia, (ii) a royalty equal to 2% of CEL-SCI's net sales of MULTIKINE and CEL-1000 prior to May 30,

2033, (iii) 1,100,000 shares of CEL-SCI's common stock and, (iv) Series I warrants which allow Eastern Biotech to purchase an additional 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008. In consideration for the above Eastern Biotech paid CEL-SCI $500,000. Eastern Biotech will lose its exclusive right to distribute CEL-SCI's products unless Eastern Biotech has enrolled at least 20 patients in a controlled, mutually designed head and neck cancer clinical trial by June 1, 2004.

      Eastern Biotech is controlled by Marta de Saavedra and Leslie Barker de Giron. Eastern Biotech is engaged in the development and distribution of biomedical drugs. Eastern Biotech is not in the business of underwriting securities, is not a broker-dealer and is not affiliated with a broker-dealer. Other than as disclosed in this prospectus, during the past three years Eastern Biotech has not had any relationship with the Company or its officers or directors.

Mooring Capital

      In December 1999 and January 2000, CEL-SCI sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to Advantage Fund II, Koch Investment Group Limited and Mooring Capital Fund LLC for $2,800,000. The Series A warrants allowed the holders to purchase up to 402,007 shares of CEL-SCI's common stock at a price of $2.925 per share at any time prior to December 8, 2002. CEL-SCI issued 274,309 shares of common stock upon the exercise of the Series B warrants, which have since expired.

      In March 2000, CEL-SCI sold 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same private investors referred to above for $7,700,000. The Series C warrants allowed the holders to purchase up to 413,344 shares of CEL-SCI's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants allowed the holders, to the extent they held any shares purchased in the March 2000 offering, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $7.50 per share prior to certain fixed vesting dates. On the first fixed vesting date the price of CEL-SCI's common stock was $1.47 and on the second, and final vesting date, the price of CEL-SCI's common stock was $1.08. As a result, and in accordance with the terms of the Series D warrants, the private investors were entitled to receive 5,734,155 additional shares of CEL-SCI's common stock, of which 3,520,123 shares had been issued and 959,340 shares had been sold as of August 15, 2001.

      On August 16, 2001 CEL-SCI, Advantage Fund II, Koch Investment Group, and Mooring Capital Fund agreed to restructure the terms of the Series A, C and D warrants in the following manner:

      Advantage Fund II, Koch Investment Group Limited and Mooring Capital Fund LLC exchanged the 3,588,564 shares of CEL-SCI's common stock which they owned (454,867 shares in the case of Mooring Capital Fund), plus their unexercised Series D Warrants, for 6,288 shares of CEL-SCI's Series E Preferred stock. At the holder's option, each Series E Preferred share was convertible into shares of CEL-SCI's common stock on the basis of one Series E Preferred share for shares of common stock equal in number to the amount determined by dividing

$1,000 by the lesser of $5 or 93% of the average closing bid prices (the "Conversion Price") of CEL-SCI's common stock on the American Stock Exchange for the five days prior to the date of each conversion notice. Notwithstanding the above, the maximum number of common shares issuable upon the conversion of each Series E Preferred share prior to August 16, 2003 was 923 shares. Each Series E Preferred share was entitled to a quarterly dividend of $15 per share, payable in cash.

      As part of this transaction the three investors exchanged their Series A and Series C warrants for new Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004.

      Any Series E Preferred shares that were not converted by August 16, 2003 were automatically converted to twice the number of shares of common stock which such shares would otherwise convert into based upon the Conversion Price on such date. On August 16, 2003 CEL-SCI was also required to issue to the holders of any Series E Preferred shares which were then outstanding Series E warrants which will allow the holders of the warrants to purchase shares of CEL-SCI's common stock equal in number to 33% of the common shares which were issued upon the conversion of the remaining Series E Preferred shares.

      As of August 15, 2003, all Series E preferred shares owned by Advantage Fund II and Koch Investment Group had been converted into 5,184,174 shares of CEL-SCI's common stock. As of that same date 630 of the Series E Preferred shares originally issued to Mooring Capital Fund had been converted into 565,581 shares of CEL-SCI's common stock. On August 16, 2003 the remaining 39 Series E Preferred shares held by Mooring Capital Fund were converted into 71,994 shares of CEL-SCI's common stock. In addition, and as a result of the 39 Series E shares still owned by Mooring Capital Fund on August 16, 2003, Mooring Capital Fund received additional Series E warrants which entitle Mooring Capital to purchase 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

      In August 2003 CEL-SCI also issued 47,831 shares of its common stock to Mooring Capital Fund in payment of approximately $26,000 in accrued and unpaid dividends on Mooring Capital's Series E Preferred shares. These 47,831 shares are being offered for public sale by means of this prospectus.

      Mooring Capital Fund is controlled by John M. Jacquemin. Mr. Jacquemin was a director of CEL-SCI between 1999 and March 2001. Mooring Capital Fund is a private, closed-end fund that invests primarily in sub-performing and non-performing commercial loan portfolios. Mooring Capital Fund also invests from time-to-time in real estate ventures and equity securities. Mooring Capital Fund is not in the business of underwriting securities, is not a broker-dealer and is not affiliated with a broker-dealer. Other than as disclosed in this prospectus, during the past three years Mooring Capital Fund has not had any relationship with CEL-SCI or CEL-SCI's officers or directors.

Plan of Distribution

      The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
o an exchange distribution in accordance with the rules of the applicable exchange;
o    privately negotiated transactions;
o    short sales;
o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
o    a combination of any such methods of sale; and
o    any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of CEL-SCI or derivatives of CEL-SCI securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     CEL-SCI is required to pay all fees and expenses incident to the registration of the shares.

      CEL-SCI has advised the selling shareholders that in the event of a "distribution" of the shares owned by the selling shareholders, the selling shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". CEL-SCI has also advised the selling shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Common Stock

         CEL-SCI is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

         CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI.

Series E Warrants

      The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004 and 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

Series F and Series G Warrants

      In December 2001 and January 2002, CEL-SCI sold Series F convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. All of the Series F convertible notes have since been converted into shares of CEL-SCI's common stock.

      In July and September 2002 CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. All of the Series G convertible notes have since been converted into shares of CEL-SCI's common stock.

       As of September 15, 2003 the Series F warrants collectively allowed the holders to purchase 420,000 share of CEL-SCI's common stock at a price of $0.153 per share at any time prior to December 31, 2008. Every three months after August 17, 2003, the exercise price of the Series F warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 20 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on the adjustment date.

      As of September 15, 2003 the Series G warrants collectively allowed the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009. Every three months after September 9, 2003, the exercise price of the Series G warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 20 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on that date.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series F or Series G warrants, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the exercise price of the Series F or Series G warrants will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be, divided by the then prevailing market price of CEL-SCI's common stock. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage determined by dividing the price at which the shares were sold by the market price of CEL-SCI's common stock on the date of sale.

      However, neither the exercise price of the Series F or Series G warrants nor the shares issuable upon the exercise of the Series F or Series G warrants will be adjusted as the result of shares issued in connection with a Permitted Financing. A Permitted Financing involves shares of common stock issued or sold:

o    in connection with a merger or acquisition;

o upon the exercise of options or the issuance of common stock to CEL-SCI's employees, officers, directors, consultants and vendors in accordance with CEL-SCI's equity incentive policies;

o pursuant to the conversion or exercise of securities which were outstanding prior to December 31, 2001 in the case of the Series F warrants and July 12, 2002 in the case of the Series G warrants;

o    to key officers of CEL-SCI in lieu of their respective salaries.

      The sale of the Series G and H notes and warrants did not result in any change to the exercise price of the Series F warrants. The sale of the Series H notes and warrants did not result in any change to the exercise price of the Series G warrants.

Series H Notes and Warrants

      In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. The notes bear interest at 7% per year, are due and payable on January 7, 2005 and are secured by substantially all of CEL-SCI's assets. Interest is payable quarterly with the first interest payment due on April 1, 2003. If CEL-SCI fails to make any interest payment when due, the notes will become immediately due and payable. CEL-SCI has agreed to file a registration statement with the Securities and Exchange Commission in order that the shares of common stock issuable upon the conversion of the Series H notes or the exercise of the Series H warrants may be resold in the public market.

      At the holder's option the Series H notes are convertible into shares of CEL-SCI's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price is 76% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.16. However, if CEL-SCI's common stock trades for less than $0.21 per share for a period of 20 consecutive trading days, the $0.16 minimum price will no longer be applicable. The Conversion Price will decline to 70% if the closing price of CEL-SCI's common stock equals or exceeds $.50 on any trading day. The Conversion Price will increase to 76% on the trading day following the date that the closing price of CEL-SCI's common stock falls below $.50. The Conversion Price will decline to 60% if (i) CEL-SCI defaults in the performance of any material covenant, condition or agreement with the holders of the notes or, (ii) CEL-SCI's common stock is delisted from the American Stock Exchange.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price of the Series H notes, the Conversion Price of the Series H notes will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible. If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the Conversion Price of the Series H notes will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, divided by the then prevailing market price of CEL-SCI's common stock. However the Conversion Price will not be adjusted as the result of shares issued in connection with a Permitted Financing. A Permitted Financing involves shares of common stock issued or sold:

o    in connection with a merger or acquisition;

o upon the exercise of options or the issuance of common stock to CEL-SCI's employees, officers, directors, consultants and vendors in accordance with CEL-SCI's equity incentive policies;

o pursuant to the conversion or exercise of securities which were outstanding prior to January 7, 2003;

o    to key officers of CEL-SCI in lieu of their respective salaries.

      CEL-SCI's agreement with the Series H note holders places the following restrictions on CEL-SCI's operations. Any of the following restrictions may be waived with the written consent of the holders of a majority of the principal amount of the Series H notes outstanding at the time the consent is required.

o So long as the Series H notes are outstanding:

          - declare or pay any dividends (other than a stock dividend or stock split) or make any distributions to any holders of its common stock, or

          - purchase or otherwise acquire for value, directly or indirectly, any common or preferred stock.

      Until the date that 50% of the Series H notes are no longer outstanding CEL-SCI may not sell any common stock or any securities convertible into common stock. However, this restriction will not apply to shares issued in a Permitted Financing.

      So long as the Series H notes remain outstanding, the note holders will have a first right of refusal to participate in any subsequent financings involving CEL-SCI. If CEL-SCI enters into any subsequent financing on terms more favorable than the terms governing the notes and warrants, then the note holders may exchange notes and warrants for the securities sold in the subsequent financing.

      Upon the occurrence of any of the following events CEL-SCI is required to redeem the Series H notes at a price equal to 130% of then outstanding principal balance of the notes:

o the suspension from listing or the failure of CEL-SCI's common stock to be listed on the American Stock Exchange for a period of five consecutive trading days; or

o the effectiveness of the Registration Statement lapses for any reason or the Registration Statement is unavailable to the note holders and the lapse or unavailability continues for a period of ten consecutive trading days, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders.

o any representation or warranty made by CEL-SCI to the note holders proves to be materially inaccurate or CEL-SCI fails to perform any material covenant or condition in its agreement with the note holders.

o the completion of a merger or other business combination involving CEL-SCI and as a result of which CEL-SCI is not the surviving entity.

o a purchase, tender or exchange offer accepted by the holders of more than 30% of CEL-SCI's outstanding shares of common stock.

o CEL-SCI files for protection from its creditors under the federal bankruptcy code.

      The Series H warrants allow the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010. Every three months after June 26, 2003 the exercise price of the Series H warrants will be adjusted to an amount equal to 110% of the Conversion Price on such date, provided that the adjusted price is lower than the warrant exercise price on that date.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series H warrants, the exercise price of the Series H warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible. If the exercise price of the Series H warrants is adjusted, the number of shares of common stock issuable upon the exercise of the Series H warrants will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the exercise price of the Series H warrants will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, divided by the then prevailing market price of CEL-SCI's common stock. If the exercise price of the Series H warrants is adjusted, the number of shares of common stock issuable upon the exercise of the warrants will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage determined by dividing the price at which the shares were sold by the market price of CEL-SCI's common stock on the date of sale.

      However, neither the exercise price nor the shares issuable upon the exercise of the Series H warrants will be adjusted as the result of shares issued in connection with a Permitted Financing.

      As of September 15, 2003 Series H notes in the principal amount of $1,050,000 had been converted into 2,637,415 shares of CEL-SCI's common stock.

Series I Warrants

       In May 2003 CEL-SCI sold shares of its common stock plus Series I warrants to a private investor. The Series I warrants allow the holders to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2006. The shares issuable upon the exercise of the Series I warrants, as well as 1,100,000 shares of CEL-SCI's common stock which are owned by the holder of the Series I warrants, are being offered for sale by means of this prospectus. See "Selling Shareholders".

Transfer Agent

     Computershare Trust Co., Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                     EXPERTS

      The consolidated financial statements of CEL-SCI Corporation as of September 30, 2002 and 2001, and for each of the three years in the period ended September 30, 2002 incorporated by reference in this prospectus from CEL-SCI's Annual Report on Form 10-K for the year ended September 30, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      CEL-SCI's bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI. The address of that site is http://www.sec.gov.

      CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

      The following documents filed with the Commission by CEL-SCI (Commission File No. 0-11503) are incorporated by reference into this prospectus:

     o CEL-SCI's Annual Report on Form 10-K for the fiscal year ended September 30, 2002,

     o CEL-SCI's Quarterly Reports (unaudited) on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, and

     o CEL-SCI's Proxy Statement relating to its March 31, 2003 shareholders' meeting.

      All documents filed with the Securities and Exchange Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

      No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by CEL-SCI. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of CEL-SCI since the date of this prospectus.

                                TABLE OF CONTENTS

                                                                      Page

Prospectus Summary...............................................
Risk Factors.....................................................
Comparative Share Data...........................................
Selling Shareholders.............................................
Description of Securities........................................
Experts..........................................................
Indemnification..................................................
Additional Information...........................................





                                  Common stock

                               CEL-SCI CORPORATION


                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution

             SEC Filing Fee                                   $     920
             Blue Sky Fees and Expenses                             100
             Printing and Engraving Expenses                      2,000
             Legal Fees and Expenses                             20,000
             Accounting Fees and Expenses                        10,000
             Miscellaneous Expenses                               1,980
                                                               --------

             TOTAL                                              $35,000
                                                                =======

             All expenses other than the SEC filing fees are estimated.

Item 15.  Indemnification of Officers and Directors.
          -----------------------------------------

      It is provided by Section 7-109-102 of the Colorado Revised Statutes and CEL-SCI's Bylaws that CEL-SCI may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of CEL-SCI.

Item 16.  Exhibits

3(a) Articles of Incorporation          Incorporated
                                        by reference to Exhibit 3(a) of
                                        CEL-SCI's combined Registration
                                        Statement on Form S-1 and Post-Effective
                                        Amendment ("Registration Statement"),
                                        Registration Nos. 2-85547-D and 33-7531.

 (b) Amended Articles                   Incorporated by
                                        reference to Exhibit 3(a) of CEL-SCI's
                                        Registration Statement on Form S-1,
                                        Registration Nos. 2-85547-D and 33-7531.

 (c) Amended Articles (Name change      Filed as Exhibit 3(c) to CEL-SCI's
     only)                              Registration Statement on Form S-1
                                        Registration Statement (No. 33-34878).

 (d) Bylaws                             Incorporated by reference to
                                        Exhibit 3(b) of CEL-SCI's Registration
                                        Statement on Form S-1, Registration Nos.
                                        2-85547-D and 33-7531.

(a)   Specimen copy of                  Incorporated by reference to Exhibit
      Stock Certificate                 4(a) of CEL-SCI's Registration Statement
                                        on Form S-1 Registration Nos. 2-85547-D
                                        and 33-7531.

(b)    Designation of Series E          Incorporated by reference  to Exhibit 4
       Preferred Stock                  to report on Form 8-K dated August
                                        21, 2001.

5.     Opinion of Counsel                               (1)
                                         -------------------------------------

10(d) Employment Agreement with         Incorporated by reference to Exhibit
      Maximilian de Clara               10(d) to the Company's Registration
                                        Statement on Form S-1 (Commission File
                                        #333-102639).

10(e) Employment Agreement with                         (1)
      Geert Kersten                      -------------------------------------


10(q) Common Stock Purchase Agreement   Incorporated by reference to Exhibit
      with Paul Revere Capital          10(q) to CEL-SCI Registration Statement
      Partners Ltd.                     on Form S-1 (Commission File Number
                                        333-59798).

10(r) Stock Purchase Warrant issued to  Incorporated by reference to Exhibit
      Paul Revere Capital               10(r) to CEL-SCI Registration Statement
      Partners Ltd.                     on Form S-1 (Commission  File  Number
                                        333-59798).

10(s) Securities Exchange Agreement     Incorporated by reference to Exhibit
      (together with Schedule           10.1 to report on Form 8-K dated
      required by Instruction 2 to      August 21, 2001.
      Item 601 Regulation S-K)

10(t) Form of Series E Warrant          Incorporated  by  reference  to Exhibit
                                        10.2 to report on Form 8-K dated  August
                                        21, 2001.

10(u) Form of Secondary Warrant         Incorporated  by  reference  to Exhibit
                                        10.3 to report on Form 8-K dated  August
                                        21, 2001.

10(v) Note and Warrant Purchase         Incorporated by reference to Exhibit
      Agreement (together with          10(v) to CEL-SCI's Registration
      Schedule required by              Statement on Form S-3 (Commission File
      Instruction 2 to Item 601         Number 333-76396)
      Regulation S-K) pertaining
      to notes sold in December 2001
      and January 2002

10(vi) Note and Warrant Purchase        Incorporated   by   reference
       Agreement (together with         to Exhibit (vi) to CEL-SCI's
       Schedule required by             Registration statement on
       Instruction 2 to Item 601        Form S-3 (Commission File
       Regulation S-K)                  No. 333-97171)
       pertaining to Series G notes
       and warrants

10(vii) Note and Warrant Purchase       Incorporated by reference to Exhibit
        Agreement (together with        10 to CEL-SCI's report on Form 8-K dated
        Schedule required by            January 14, 2003
        Instruction 2 to Item 601
        Regulation S-K) pertaining to
        Series H notes and warrants

10(x)   Distribution and Royalty
        Agreement with Eastern Biotech
                                            ----------------------------------

23(a) Consent of Hart & Trinen                             (1)
                                            ----------------------------------

  (b) Consent of Deloitte & Touche, LLP                    (1)
                                            ----------------------------------

(1)   Filed as an Exhibit to Amendment No. 1 to this registration statement.

Item 17. Undertakings.
         ------------

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

            (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on the 28th day of October 2003.

                                       CEL-SCI CORPORATION


                                       By:  /s/ Maximilian de Clara
                                              Maximilian de Clara, President

      Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date


/s/ Maximilian de Clara       Director and Principal      October 28, 2003
------------------------
Maximilian de Clara           Executive Officer


/s/ Geert R. Kersten          Director, Principal         October 28, 2003
------------------------      Financial Officer
Geert R. Kersten              and Chief Executive Officer


------------------------      Director
Alexander G. Esterhazy


/s/ C. Richard Kinsolving     Director                    October 28, 2003
-------------------------
C. Richard Kinsolving, Ph.D.


/s/ Peter R. Young            Director                    October 28, 2003
------------------------
Peter R. Young